EXHIBIT 12.1

                         WESTERN UNITED HOLDING COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.

                                                                      (Dollars in
                                                                       Thousands)
                                        ------------------------------------------------------------------------
                                                                 Year ended September 30
                                        ------------------------------------------------------------------------
                                            2002           2001           2000           1999           1998
Net income                                $27,937        $12,421       $1,372         $ 11,128       $ 3,753
Add:
  Interest                                  1,293          1,169         1,617            2,692         4,449
  Interest credited to policyholders       53,132         47,473        46,123           43,495        46,267
  Taxes (benefit) on income                16,522         (8,412)        2,357          (10,684)        1,943
                                          -------        -------       -------         --------       -------
Adjusted earnings                         $98,884        $52,651       $51,469         $ 46,631       $56,412
                                          =======        =======       =======         ========       =======
Fixed charges
  Interest                                  1,293          1,169         1,617            2,692         4,449
  Interest credited to policyholders       53,132         47,473        46,123           43,495        46,267
    Capitalized interest                    1,226            606           660              535           223
                                          -------        -------       -------         --------       -------
Total fixed charges                       $55,651        $49,248       $48,400         $ 46,722       $50,939
                                          =======        =======       =======         ========       =======
Ratio of adjusted earnings
to fixed charges                             1.78          1.07           1.06             *             1.11

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* Earnings were insufficient to meet fixed charges and preferred stock dividends by approximately $0.1 million for the year ended September 30, 1999.